
        UF BANCORP, INC and SUBSIDIARY CORPORATIONS

       CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                  (Dollars in thousands)
                                                             JUNE 30,       JUNE 30,
                                                               1995          1994
                                                           -------------- -----------
                                                            (Unaudited)
ASSETS
  Cash                                                          $12,566      $13,021
  Federal funds sold                                              1,500        3,300
  Short-term interest bearing deposits                              453       11,681
                                                               --------     --------
     Cash and cash equivalents                                   14,519       28,002

  Investments:
   Securities held to maturity                                                26,544
          (market value  $26,384)
   Securities available for sale                                 36,265
  Mortgage-backed securities :
  Mortgage-backed securities held to maturity                                243,563
           (market value $240,710)
  Mortgage-backed securities available for sale                 257,975
  Loans receivable, net                                         201,781      167,917
  Mortgage loans held for sale                                   24,380        9,623
  Real estate acquired in settlement of loans, net                  706        1,472
  Premises and equipment                                          8,853        9,166
  Federal Home Loan Bank stock, at cost                           7,852        6,101
  Interest receivable                                             4,306        2,955
  Prepaid expenses and other assets                               6,558        8,540
                                                               --------     --------
        Total assets                                           $563,195     $503,883
                                                               ========     ========

LIABILITIES
  Deposits                                                     $359,572     $382,916
  Advances from Federal Home Loan Bank                          151,926       68,800
  Interest payable                                                2,298        1,424
  Other liabilities                                               5,959        4,358
                                                               --------     --------
        Total liabilities                                       519,755      457,498
                                                               --------     --------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value:
      Authorized and unissued--1,000,000 shares
  Common Stock, $.01 par value:
    Authorized - 4,000,000 shares
    Issued 1,891,909 and 1,858,463 shares                            19           19
  Additional paid-in capital                                     18,146       17,334
  Retained earnings--substantially restricted                    31,402       34,852
                                                               --------     --------
                                                                 49,567       52,205
   Less:
       Treasury stock-at cost-264,770  shares                    (5,308)      (5,308)
       Reduction for ESOP loan guarantee                              0         (272)
       Unearned compensation                                       (120)        (240)
       Unrealized loss on securities available for sale            (699)
                                                               --------     --------
         Total stockholders' equity                              43,440       46,385
                                                               --------     --------

         Total liabilities and stockholders' equity            $563,195     $503,883
                                                               ========     ========


   See notes to consolidated financial statements


                 UF BANCORP, INC. and SUBSIDIARY CORPORATIONS
                     CONSOLIDATED STATEMENT OF OPERATIONS
                   (Dollars in thousands, except share data)

                                                                                YEAR ENDED
                                                                                 JUNE 30,
                                                               -------------------------------------------
                                                                   1995            1994          1993
                                                               ------------   --------------  ------------
                                                                (Unaudited)
Interest Income
   Loans                                                            $15,455          $14,742     $17,049
   Mortgage-backed securities                                        17,841           13,978      14,164
   Other interest and dividends                                       3,164            1,232       1,308
   Loans held for resale                                              1,016            1,900       3,270
                                                               ------------   --------------  ------------
                                                                     37,476           31,852      35,791
                                                               ------------   --------------  ------------
Interest Expense
   Deposits                                                          15,179           15,081      17,329
   FHLB of Indianapolis advances                                      8,626            3,439       3,398
                                                               ------------   --------------  ------------
                                                                     23,805           18,520      20,727
                                                               ------------   --------------  ------------
Net Interest Income                                                  13,671           13,332      15,064
   Provision for loan losses                                          1,100              914         285
                                                               ------------   --------------  ------------
Net Interest Income After Provision
  for Loan Losses                                                    12,571           12,418      14,779
                                                               ------------   --------------  ------------
Other Income
   Gain (loss) on:
      Sale of subsidiary                                                  0              962         747
      Sale of investment securities                                    (533)               0           0
      Mortgage-backed securities available for sale                    (768)               0           0
   Service charges on deposit accounts                                  856              819         755
   Mortgage loan origination fees                                     1,970            3,724       4,457
   Mortgage loan servicing fees                                       1,684            1,977       1,583
   Insurance commissions                                                303              255         635
   Other operating income                                               192              394         256
                                                               ------------   --------------  ------------
                                                                      3,704            8,131       8,433
                                                               ------------   --------------  ------------
Other Expenses
   Salaries and employee benefits                                     5,958            6,639       8,066
   Premises and equipment expense                                     1,335            1,446       1,572
   Deposit insurance                                                    858              872         664
   Data processing                                                      452              474         535
   Communication, supplies, etc.                                        759              833         964
   Advertising                                                          449              469         437
   Warranty losses on sold loans                                      2,514            1,482         456
   Professional fees                                                    766               44          49
   Loan sub-servicing fees                                              357              416         423
   Other operating expenses                                           2,611            2,123       2,002
                                                               ------------   --------------  ------------
                                                                     16,059           14,798      15,168
                                                               ------------   --------------  ------------
Income (Loss) Before Income Taxes and Cumulative
  Effect of Change in Accounting Method                                 216            5,751       8,044
   Income Taxes                                                       2,742            2,072       3,094
Net Income (Loss) Before Cumulative Effect of                  ------------   --------------  ------------
  Change in Accounting Method                                        (2,526)           3,679       4,950
Cumulative Effect of Change in Accounting Method                          0              300           0
                                                               ------------   --------------  ------------
Net Income (Loss)                                                   ($2,526)          $3,979      $4,950
                                                               ============   ==============  ============
Per Share:
    Net Income (loss) before cumulative effect of
        change in accounting method                                  ($1.47)           $2.14       $2.74
    Net income (loss)                                                ($1.47)           $2.31       $2.74
    Dividends                                                        $0.575           $0.485      $0.430

Average common and common equivalent
    shares outstanding                                            1,715,725        1,718,909   1,806,567


         See notes to consolidated financial statements


                 UF BANCORP, INC. and SUBSIDIARY CORPORATIONS

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            (Dollars in thousands)
                       (Unaudited with Respect to 1995)

                                                                                                          Unrealized
                                                    Additional                                              Loss on       Total
                                         Common      Paid-in  Retained Treasury ESOP Looan   Unearned    Available for Stockholders'
                                     Shares  Amount  Capital  Earnings   Stock  Guarantee  Compensation Sale Securities   Equity
                                     ------  ------  -------  --------   -----  ---------  ------------ ---------------   ------
Balances, July 1, 1992              1,759,382  $19   $17,072   $27,459  ($1,109) ($1,158)      ($480)                     $41,803

Net income for 1993                                              4,950                                                      4,950
Cash dividends ($.43) per share)                                  (748)                                                      (748)
Tax benefits of ESOP, stock
   options and RRP                                       104                                                                  104
Exercise of stock options               6,482             65                                                                   65
Purchase of treasury stock            (88,293)                           (1,961)                                           (1,961)
Amortization of unearned
   compensation                                                                                  120                          120
Principal repayments on
   ESOP loan                                                                         186                                      186
                                    ---------  ---   -------   -------  -------  -------       -----       -------        -------

Balances, June 30, 1993             1,677,571   19    17,241    31,661   (3,070)    (972)       (360)                      44,519

Net income for 1994                                              3,979                                                      3,979
Cash dividends ($.48 per share)                                   (788)                                                      (788)
Tax benefits of ESOP, stock
   options and RRP                                        93                                                                   93
Purchase of treasury stock            (83,878)                           (2,238)                                           (2,238)
Amortization of unearned
   compensation                                                                                  120                          120
Principal repayments on
   ESOP loan                                                                         700                                      700
                                    ---------  ---   -------   -------  -------  -------       -----       -------        -------

Balances, June 30, 1994             1,593,693   19    17,334    34,852   (5,308)    (272)       (240)                      46,385

Adoption of FAS 115                                                                                        ($1,844)        (1,844)
Net income for 1995                                             (2,526)                                                    (2,526)
Cash dividends ($.575 per share)                                  (924)                                                      (924)
Issuance of common stock               14,000            476                                                                  476
Tax benefits of ESOP, stock
   options and RRP                                       141                                                                  141
Amortization of unearned
   compensation                                                                                  120                          120
Principal repayments on
   ESOP loan                                                                         272                                      272
Exercise of stock options              19,446            195                                                                  195
Change in unrealized loss on
   available for sale securities                                                                             1,145          1,145
                                    ---------  ---   -------   -------  -------  -------       -----       -------        -------

Balances, June 30, 1995             1,627,139  $19   $18,146   $31,402  ($5,308)      $0       ($120)        ($699)       $43,440
                                    =========  ===   =======   =======  =======  =======       =====       =======        =======



See notes to consolidated financial statements.

                   UF BANCORP, INC  and SUBSIDIARY CORPORATIONS
                       CONSOLIDATED STATEMENT OF CASH FLOWS
                              (Dollars in thousands)


                                                                                            Year ended June  30,
                                                                                  ---------------------------------------
                                                                                      1995          1994         1993
                                                                                  ------------- ------------- -----------
                                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                                    ($2,526)       $3,979      $4,950
  Adjustments to reconcile net income (loss) to
    net cash provided (used) by operating activities:
    Provision for loan losses                                                            1,100           914         285
    Provision for warranty losses on sold loans                                          2,514         1,482         456
    Depreciation and amortization                                                          686           759         787
    Decrease (Increase) in mortgage loans held for sale                                (14,757)          443      37,982
    Other adjustments, net                                                               1,265        (2,468)     (7,056)
                                                                                  ------------- ------------- -----------
        Net cash provided (used) by operating activities                               (11,718)        5,109      37,404
                                                                                  ------------- ------------- -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage backed securities held to maturity                              (36,637)      (69,893)   (115,232)
  Proceeds from held to maturity  mortgage-backed securities
     maturities and principal repayments                                                 6,988        71,894      47,373
  Purchase of available for sale mortgage-backed securities                            (29,004)
  Proceeds from available for sale mortgage-backed securities
     maturities and principal repayments                                                38,144
  Purchase of held to maturity investment securities                                    (4,000)      (28,461)     (5,497)
  Proceeds from held to maturity investment securities
     maturities and principal repayments                                                               8,825       2,219
  Proceeds from sale of held to maturity investment securities                          14,205
  Purchases of available-for-sale investment securities                                (21,557)
  Proceeds from available for sale investment securities
     maturities and principal repayments                                                 6,857
  Net change in loans                                                                    1,037        19,249      25,291
  Purchase of loans                                                                    (36,103)       (9,358)    (11,480)
  Proceeds from sale of real estate owned                                                  740           431         474
  Purchases of premises and equipment                                                     (373)         (486)     (2,253)
  Proceeds from sale of fixed assets                                                                     714         376
  Purchase of FHLB of Indianapolis stock                                                (1,751)       (1,101)     (1,013)
                                                                                  ------------- ------------- -----------


    Net cash used by investing activities                                              (61,454)       (8,186)    (59,742)
                                                                                  ------------- ------------- -----------


 CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in non-interest bearing
    deposits , NOW accounts and savings accounts                                       (20,023)       10,844      17,691
  Net increase (decrease) in certificates of deposit                                    (3,321)       (9,640)    (26,730)
  Repayment of FHLB of Indianapolis advances                                           (72,007)     (100,000)   (115,000)
  Proceeds obtained from FHLB of Indianapolis advances                                 155,133       110,800     142,000
  Net increase (decrease) in advances
    by borrowers for taxes and insurance                                                    19           (19)        (81)
  Proceeds from sale of common stock and exercise of options                               671                        65
  Tax benefits of ESOP, stock options and RRP                                              141            93         104
  Purchase of treasury stock                                                                          (2,238)     (1,961)
  Cash dividends                                                                          (924)         (788)       (748)
                                                                                  ------------- ------------- -----------


    Net cash provided by financing activities                                           59,689         9,052      15,340
                                                                                  ------------- ------------- -----------



NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (13,483)        5,975      (6,998)
  CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        28,002        22,027      29,025
                                                                                  ------------- ------------- -----------


  CASH AND CASH EQUIVALENTS, END OF PERIOD                                             $14,519       $28,002     $22,027
                                                                                  ============= ============= ===========



 SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest                                                               $22,833       $18,581     $21,130
  Income taxes paid                                                                      1,746         1,940       3,438
  Reclassification of available-for-sale mortgage-backed securities and investments    289,556

          See notes to consolidated financial statements

                 UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of UF Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Union Federal Savings Bank (the "Bank"), and its wholly-owned subsidiaries, Unifin, Inc., Community Insurance Associates, Inc., Union Security Mortgage, Inc. (USM), which was sold effective May 31, 1993, and Union Financial Corp. (UFC), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The financial statements for 1995 are unaudited, all adjustments, consisting of normal accruals which in the opinion of management are necessary for a fair presentation of the financial results, have been included in the consolidated financial statements as of and for the year ended June 30, 1995.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all material intercompany transactions and accounts.

DESCRIPTION OF BUSINESS

The Bank generates real estate, mortgage, consumer and commercial loans and receives deposits from customers located primarily in southern Indiana, western Kentucky and southern Illinois. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. USM, which was sold on May 31, 1993, was in the mortgage banking business, which included the origination, funding, selling, brokering and servicing of mortgage loans in southern California. UFC, which was formed in January 1993, is in the same line of business as USM and serves the middle Atlantic coast states.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

Gains or losses on the sale of investment and mortgage-backed certificates are determined on a specific-identification basis. Premiums and discounts on investment and mortgage-backed securities are amortized into income over the life of the security using the level-yield method. Mortgage-backed securities represent primarily participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), Accounting for Certain Investments in Debt and Equity Securities. This statement requires that securities be classified in three categories and provides specific accounting treatment for each. "Trading" securities are bought and held primarily for sale in the near term and are carried at fair value, with unrealized holding gains and losses included in earnings; "held-to-maturity" securities, for which the intent is to hold to maturity, are carried at amortized cost; and "available-for-sale" securities are all others and are carried at fair value with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The Company adopted SFAS No. 115 on July 1, 1994. At that date, investment securities with an approximate carrying value of $6,718,000 and mortgage-backed securities with an approximate carrying value of $177,800,000 were reclassified as available for sale. These reclassifications resulted in a

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

INVESTMENTS AND MORTGAGE-BACKED SECURITIES (CONTINUED)

decrease in total stockholders' equity, net of taxes, of $1,844,000. All other investment and mortgage-backed securities were classified as "held to maturity". At June 30, 1995, mortgage-backed securities with a fair value of $257,975,000 and investment securities of $36,265,000 were classified as available for sale. At June 30, 1995, the net unrealized loss on these "available for sale" securities of $699,000 was recorded as a reduction of stockholders' equity.

LOANS

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Loans are placed in a nonaccrual status when the loans become delinquent ninety days or more. Interest income previously accrued but not deemed collectible is reversed and charged against current income. Interest on these loans is then recognized as income when collected. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

MORTGAGE BANKING ACTIVITIES

Mortgage loans held for sale are carried at the lower of cost or market determined on an individual loan basis. The weighted average interest rate of such loans at June 30, 1995 and 1994 was 8.0% and 7.5%. All mortgage loans held for sale at June 30, 1995 and 1994 had commitments for sale to permanent investors.

Mortgage loan origination fees incorporate all income associated with the generation and selling of mortgage loans and includes loan origination, processing, placement and commitment fees, gains and losses on sales of loans and loan servicing rights and forward loan commitments. Loan origination and processing fees, net of related direct costs, are recognized when the related loans are sold to permanent investors. Loan placement fees are recognized when all significant services have been performed. Loan commitment fees paid relating to commitments with permanent investors are recognized when the related loans are sold to permanent investors or recognized as an expense when it becomes evident the commitment will not be used. Gains on sales of loans and/or loan servicing rights are recognized when title and all risks and rewards irrevocably pass to the buyer. Gains and losses on mandatory forward commitments are recognized when the related loans are sold or management determines that the commitment will not be utilized.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

Real estate properties acquired in settlement of loans are initially recorded at the lower of the related loan balance or fair value, less estimated selling costs, at the date of acquisition. When a reduction from the loan balance to the fair value is required at the time of foreclosure, the difference is charged to the allowance for loan losses. Further reduction from recorded value to net realizable value are made through increases in the allowance for losses on real estate owned. Costs relating to the development and improvement of the property are capitalized, whereas costs relating to holding the property are charged to expense.

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES

Allowances for losses on loans and real estate owned are maintained to absorb potential losses based on management's continuing review and evaluation of the portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios and the current condition and amounts of loans outstanding and real estate owned.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost net of accumulated depreciation. Depreciation is computed on the straight-line method over their estimated useful lives: buildings and land improvements, 20 to 50 years and furniture fixtures and equipment, 3 to 7 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK STOCK

Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system. The required investment in common stock is based on a predetermined formula.

PENSION PLAN COSTS

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by the Employee Retirement Income Security Act of 1974.

INCOME TAXES

Income taxes provided in the consolidated statement of operations includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, for the year ended June 30, 1994. The Company and its subsidiaries file consolidated income tax returns.

NET INCOME PER SHARE

Income per share computations are based on the weighted average number of common shares and common share equivalents outstanding during the year. Common stock options are considered common stock equivalents. Net loss per share for the year ended June 30, 1995, based upon 1,715,725 average common and common equivalent shares outstanding, was $1.47.

Earnings per share for the year ended June 30, 1994 was $2.31, based upon 1,718,909 average common and common equivalent shares outstanding and included a $.17 per share increase resulting from the Company's adoption of SFAS No. 109.

Net income per share for the year ended June 30, 1993 based upon 1,806,567 average common and common equivalent shares outstanding was $2.74.

 .    MERGER AGREEMENT

On December 13, 1994, CNB Bancshares, Inc. (CNB) and the Company jointly announced the execution of a definitive merger agreement whereby CNB would acquire the Company. Under the terms of the agreement, shareholders of UF Bancorp will receive 1.366 shares of CNB common stock for each of the outstanding common shares of UF Bancorp, assuming CNB's market price just prior to the closing is not less than $26.66 per share or more than $36.06 per share. In addition, CNB will reserve shares for future issuance pursuant to the outstanding UF Bancorp options. The merger is subject to approval by the UF Bancorp shareholders, the receipt of appropriate regulatory approvals and certain other conditions. Under certain circumstances, should UF Bancorp not complete this transaction, it may become obligated to pay CNB a termination fee of $2 million.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    SALE OF UNION FINANCIAL CORP.

On May 31, 1995, the Bank entered into agreements to sell all of the mortgage servicing rights and premises and equipment of its wholly-owned, Virginia based mortgage bank subsidiary, UFC. The sales price consisted of cash payments for the assets sold and reimbursement for certain operating expenses from May 31, 1995 to the closing date. The sale of servicing was completed June 30, 1995 resulting in a pretax gain of $112,000. UFC will continue to operate to fulfill its remaining mortgage bank obligations which consist primarily of the completion of pending loans and delivery of loans to investors.

Summarized operating results of UFC are as follows:

     YEAR ENDED JUNE 30              1995     1994    1993
                                   --------  ------  -------

     Net interest income           $   371   $   66   $  (8)
     Operating income                2,047    3,689     350
                                   -------   ------   -----
                                     2,418    3,755     342
     Operating expenses              3,594    3,711     591
                                   -------   ------   -----
     Income (loss) before taxes     (1,176)      44    (249)
     Income taxes (benefit)           (420)      15     (84)
                                   -------   ------   -----
     Net income (loss)             $  (756)  $   29   $(165)
                                   ========  ======   =====

 .    SUBSEQUENT EVENTS

On July 31, 1995, the sale of the premises and equipment of UFC was completed resulting in no material gain or loss.

On August 4, 1995, the Company completed its merger with CNB. Company shareholders received 1.366 shares of CNB common stock for each of the Company common shares held.


 .    SALE OF UNION SECURITY MORTGAGE, INC.

On May 31, 1993, the Bank sold the operations and stock of its wholly-owned California mortgage bank subsidiary, USM. Immediately prior to the sale, all non-acquired assets and liabilities, principally loans held for sale and the loans serviced by others portfolio of $720,000,000, were transferred to the Bank. The sales price consisted of a cash payment for the net assets and liabilities sold and post-closing date payments to be made based on a percentage of loans funded by USM over the twelve months following May 31, 1993. Post-closing date payments pertaining to the volume of loans funded during June and July 1993 were computed based upon a larger percentage factor than payments thereafter.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    SALE OF UNION SECURITY MORTGAGE, INC. (CONTINUED)

The sale resulted in a fourth quarter 1993 pre-tax gain of $747,000, which included $237,000 of post-closing date payments for loans closed in June 1993. Remaining post-closing date payments of $962,000 were recorded as additional gain on sale in fiscal 1994.

Summarized operating results of USM are as follows:

                              ELEVEN MONTHS ENDED
                                  MAY 31, 1993
                              --------------------

Net interest income                  $  344
Operating income                      4,786
                                     ------
                                      5,130
Operating expenses                    5,829
                                     ------

Income (loss) before taxes             (699)

Income taxes (benefit)                 (150)
                                     ------

Net income (loss)                    $ (549)
                                     ======

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    INVESTMENT SECURITIES

                                              GROSS         GROSS
                              AMORTIZED     UNREALIZED    UNREALIZED    MARKET
                                 COST         GAINS         LOSSES       VALUE
                              ---------     ----------    ----------    ------

INVESTMENT SECURITIES
 AVAILABLE FOR SALE
   At June 30, 1995
     Federal Agencies          $31,765          $884                    $32,649
     Corporate                   3,616                                    3,616
                               -------          ----          ----      -------

       Totals                  $35,381          $884                    $36,265
                               =======          ====          ====      =======

INVESTMENT SECURITIES HELD
 TO MATURITY
   At June 30, 1994
     Federal Agencies          $22,928          $ 18          $178      $22,768
     Corporate                   3,616                                    3,616
                               -------          ----          ----      -------

       Totals                  $26,544          $ 18          $178      $26,384
                               =======          ====          ====      =======

The amortized cost and estimated market value of investments at June 30, 1995 by contractual maturity, are shown below:

                                            AMORTIZED COST  MARKET VALUE
                                            --------------  ------------

Due in one year or less                         $     0        $     0
Due after one year through five years            31,765         32,649
Due after five years through ten years            3,616          3,616
                                                -------        -------
                                                $35,381        $36,265
                                                =======        =======

With the Company's intention to convert Union Federal to commercial bank status, and with the current regulatory environment discouraging "structured notes", it was determined to revise the Bank's investment policy. Accordingly, during the quarter ended December 1994, the Company eliminated its "held to maturity" securities portfolios primarily by (1) selling its entire portfolio of federal agency "step-up" securities, which are a form of "structured notes" and (2) reclassifying the remaining $9.6 million of investment securities and $95.4 million of mortgage-backed securities to be available for sale. These securities had unrealized losses of $180,000 and $2,970,000 respectively when reclassified. Gross losses of $533,000 were recorded on the sale of the $14.2 million amortized cost and principal amount of the structured notes. There were no sales of investment securities during the years ended June 30, 1994 and 1993. Net unrealized gain on investment securities available for sale, net of tax, was $530,000 at June 30, 1995.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    MORTGAGE-BACKED SECURITIES

                                                              GROSS         GROSS
                                               AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                  COST        GAINS         LOSSES       VALUE
                                               ---------    ----------    ----------    --------
AT JUNE 30, 1995
  Mortgage Backed Securities Available
   for Sale
      FNMA participation certificates           $ 31,509      $  423        $  164      $ 31,768
      GNMA participation certificates             12,332         495             0        12,827
      FHLMC participation certificates            59,473         630           347        59,756
      Collateralized mortgage obligations         42,329         351           160        42,520
      Other participation certificates           114,381         825         4,102       111,104
                                                --------      ------        ------      --------

     Totals                                     $260,024      $2,724        $4,773      $257,975
                                                ========      ======        ======      ========

AT JUNE 30, 1994
  Mortgage Backed Securities Held
   to Maturity
      FNMA participation certificates           $ 24,704      $   34        $  392      $ 24,346
      GNMA participation certificates              1,529          41                       1,570
      FHLMC participation certificates            50,344         190           699        49,835
      Collateralized mortgage obligations         22,091                       364        21,727
      Other participation certificates           144,895         773         2,436       143,232
                                                --------      ------        ------      --------

     Totals                                     $243,563      $1,038        $3,891      $240,710
                                                ========      ======        ======      ========

Proceeds from sales of mortgage-backed securities available for sale during fiscal 1995 were $1,970,000 with gross losses realized on those sales of $768,000. There were no sales of mortgage-backed securities during the years ended June 30, 1994 or 1993. Net unrealized loss on mortgage-backed securities available for sale at June 30, 1995 was $1,229,000.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    LOANS RECEIVABLE

JUNE 30                                     1995       1994
-------                                   --------   --------
Real estate mortgage loans
  One-to-four family residential          $149,965   $118,116
  Multi-family dwellings                    16,399     14,574
Non-residential real estate                 15,778     16,371
Construction                                 4,948      5,004
Consumer loans                              15,048     16,075
Commercial loans                             4,270      4,291
                                          --------   --------
    Total loans                            206,408    174,431
                                          --------   --------

Undisbursed portion of loans                (1,964)    (4,319)
Unearned interest and fees                    (699)      (660)
Allowance                                   (1,964)    (1,535)
                                          --------   --------
                                            (4,627)    (6,514)
                                          --------   --------

    Totals                                $201,781   $167,917
                                          ========   ========

YEAR ENDED JUNE 30                          1995       1994      1993
------------------                         ------     ------     -----
Allowance for loan losses
  Balances at beginning of period          $1,535     $  800     $ 648
  Provision for loan losses                 1,100        914       285
  Loans charged off                          (696)      (189)     (152)
  Recoveries                                   25         10        19
                                           ------     ------     -----

  Balances at end of period                $1,964     $1,535     $ 800
                                           ======     ======     =====

At June 30, 1995, the Bank had real estate mortgage loans and mortgage-backed securities totaling $258,274,000 (170% of outstanding advances) pledged as collateral for advances from the Federal Home Loan Bank of Indianapolis.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

The amount of loans serviced for the benefit of others was $599,250,000, $661,980,000 and $787,270,000 at June 30, 1995, 1994 and 1993. Of these loans serviced, $507,600,000, $551,834,000 and $730,450,000 pertain to loans originated by USM which are serviced by a subservicing agency. Loan servicing fees for loans originated by USM, net of costs of this subservicing arrangement, were $835,000, $1,233,000 and $827,000 for June 30, 1995, 1994 and 1993. Costs
of subservicing are included in other operating expenses.

The Bank had a total of $2,588,000, $168,000 and $426,000 of nonaccrual loans at June 30, 1995, 1994 and 1993. Additional interest of approximately $44,000, $6,000 and $25,000 would have been recorded for the same periods had income on these loans been accounted for on the accrual basis.

 .    REAL ESTATE OWNED


JUNE 30                                                       1995       1994
-------                                                     --------   --------
Real estate owned                                           $    856   $  1,624
Allowance for losses                                            (150)      (152)
                                                            --------   --------

  Totals                                                    $    706   $  1,472
                                                            ========   ========

YEAR ENDED JUNE 30                                   1995       1994       1993
------------------                                  -----   --------   --------
Balances at beginning of period                     $ 152   $    159   $    211
Provision for losses                                              31         61
Real estate charged off                                (2)       (38)      (113)
                                                    -----   --------   --------

  Balances                                          $ 150   $    152   $    159
                                                    =====   ========   ========

 .    PREMISES AND EQUIPMENT

JUNE 30                                                       1995       1994
-------                                                     --------   --------
Cost
  Land                                                      $  2,862   $  2,637
  Buildings and land improvements                              8,969      8,915
  Furniture, fixtures and equipment                            7,321      7,227
                                                            --------   --------
    Total cost                                                19,152     18,779
Accumulated depreciation                                     (10,299)    (9,613)
                                                            --------   --------

  Net                                                       $  8,853   $  9,166
                                                            ========   ========

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    ACCRUED INTEREST RECEIVABLE

JUNE 30                                                  1995    1994
-------                                                 ------  ------
Mortgage-backed securities                              $2,080  $1,792
Loans receivable                                         1,221     941
Investments and other                                    1,005     222
                                                        ------  ------

  Totals                                                $4,306  $2,955
                                                        ======  ======

 .    DEPOSITS

                                                1995                  1994
                                        -------------------   -------------------
                                                   WEIGHTED              WEIGHTED
                                                    AVERAGE               AVERAGE
JUNE 30                                  AMOUNT      RATE      AMOUNT      RATE
-------                                 --------   --------   --------   --------
Deposits
   Certificates                         $227,017     5.70%    $230,338     4.60%
   Passbook savings account               46,586     2.75       57,104     2.75
   NOW and checking accounts              41,792     3.36       58,168     2.92
   Money market deposit accounts          33,394     4.76       26,604     2.85
   Non-interest bearing accounts          10,783                10,702
                                        --------              --------

      Total deposits                    $359,572              $382,916
                                        ========              ========

                                               1995                  1994
                                        -------------------   ------------------
JUNE 30                                  AMOUNT    PER CENT    AMOUNT   PER CENT
-------                                 --------   --------   --------  --------
Certificates maturing in
   1 year and less                      $121,885     53.7%    $120,643    52.4%
   1 to 2 years                           55,485     24.4       59,446    25.8
   2 to 3 years                           26,453     11.7       24,760    10.7
   Over 3 years                           23,194     10.2       25,489    11.1
                                        --------    -----     --------   -----

      Totals                            $227,017    100.0%    $230,338   100.0%
                                        ========    =====     ========   =====

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

The table below sets forth the amount, by interest rates, of savings deposits in the Bank as of the dates indicated:

     JUNE 30                                      1995      1994
     -------                                    --------  --------
     4% and under                               $108,877  $242,498
     4.01% to 6%                                 145,046   107,368
     6.01% to 8%                                 100,660    22,409
     8.01% to 10%                                  4,699    10,049
     Over 10%                                        290       592
                                                --------  --------

        Totals                                  $359,572  $382,916
                                                ========  ========

Interest expense for deposit accounts is summarized as follows:

YEAR ENDED JUNE 30                         1995      1994      1993
------------------                        -------  --------  --------
NOW and money market accounts             $ 2,544  $  2,493  $  2,584
Passbook savings accounts                   1,293     1,436     1,461
Certificate accounts                       11,342    11,152    13,284
                                          -------  --------  --------

       Totals                             $15,179  $ 15,081  $ 17,329
                                          =======  ========  ========

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $22,791,000 and $22,072,000 at June 30, 1995 and
1994.

 .    ADVANCES FROM FEDERAL HOME LOAN BANK

                                      1995                 1994
                              -------------------   ------------------
                                         WEIGHTED             WEIGHTED
                                          AVERAGE              AVERAGE
YEARS ENDING JUNE 30           AMOUNT      RATE     AMOUNT      RATE
----------------------        --------   --------   -------   --------
1995                                                $33,000     4.92%
1996                          $114,000     6.57%     15,000     9.29
1997                            15,000     6.31
1999 and after                  22,926     6.47      20,800     4.78
                              --------              -------

   Totals                     $151,926              $68,800
                              ========              =======

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

The terms of a security agreement with the FHLB require the Bank to pledge as collateral for advances both qualifying first mortgage loans and mortgage-backed securities in an amount equal to at least 170 percent of these advances and all stock in the FHLB. Generally, advances are subject to restrictions or penalties in the event of prepayment.

 .    INCOME TAXES

YEAR ENDED JUNE 30                         1995     1994     1993
------------------                        ------   ------   ------
Income tax expense
  Currently payable
   Federal                                $  465   $2,156   $2,276
   State                                      51      560      812
                                          ------   ------   ------
                                             516    2,716    3,088
                                          ------   ------   ------
  Deferred
   Federal                                 2,320     (506)       5
   State                                     (94)    (138)       1
                                          ------   ------   ------
                                           2,226     (644)       6
                                          ------   ------   ------

     Total income tax expense             $2,742   $2,072   $3,094
                                          ======   ======   ======

Deferred provision relating to
  Depreciation                                              $  (40)
  Loan fees                                                   (109)
  Gain on loan sales                                            (3)
  Compensation                                                  55
  Other                                                        103
                                                            ------

    Deferred provision                                      $    6
                                                            ======


Reconciliation of federal statutory
 income tax to actual
  Tax expense
  Federal statutory income tax at 34%     $   73   $1,955   $2,735
  State franchise tax, net of federal
   benefit                                   (29)     274      536
  Tax credits                               (201)    (150)    (150)
  Bad debt deduction                       2,775              (120)
  Other, net                                 124       (7)      93
                                          ------   ------   ------

    Actual tax expense                    $2,742   $2,072   $3,094
                                          ======   ======   ======

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

A cumulative deferred tax (liability) asset of $(2,157,000) and $580,000 is included in other liabilities and assets, respectively. The components of the liabilities and assets are as follows:

JUNE 30                                                1995       1994
-------                                              -------     ------
Differences in accounting for loan fees              $   186     $  197
Differences in depreciation methods                     (445)      (390)
Differences in accounting for stock dividend            (236)      (236)
Differences in accounting for pensions and
 other employee benefits                                (109)       285
Differences in accounting for warranty losses
  on sold loans                                        1,002        434
Differences in accounting for bad debt                (2,937)       223
Other                                                    382         67
                                                     -------     ------

                                                     $(2,157)    $  580
                                                     =======     ======

Assets                                               $ 1,570     $1,491
Liabilities                                           (3,727)      (911)
                                                     -------     ------

                                                     $(2,157)    $  580
                                                     =======     ======

During 1994, the Company adopted SFAS No. 109. As a result, the beginning deferred tax liability was reduced by $300,000, which is reported as the cumulative effect of a change in accounting method. A valuation allowance was not required at any time during 1995 or 1994.

At June 30, 1994, retained earnings included approximately $8,163,000 for which no deferred federal income tax liability had been recognized. This amount represented an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. The unrecorded deferred income tax liability on the above amount was approximately $2,775,000. During 1995, because of the Company's intent to convert to a commercial bank, this deferred income tax liability of $2,775,000 was recorded with a corresponding increase in income tax expense.

 .    STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 requires thrifts to maintain core capital and tangible capital of at least 3% and 1.5%, respectively, of adjusted total assets and, subject to a phase-in period, risk-based capital of at least 8% of risk-weighted assets. At June 30, 1995, the Bank exceeded these capital requirements.

The Company's principal source of income and funds is dividends from its savings association banking subsidiary and is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision (OTS) regulations set restriction on the amount of dividends the Bank may pay. At June 30, 1995, total stockholders' equity of the banking subsidiary was $38,313,000 of which $11,089,000 was available for the payment of dividends without prior approval by the OTS.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

Effective October 30, 1991, Union Federal Savings Bank converted from a mutual savings bank to a stock savings bank with all of its stock being issued to the Company which issued 1,851,981 shares of its common stock with a $.01 per share par value. Net proceeds of the Company's stock issuance after costs were $17,091,000. The acquisition of the Bank by the Company was accounted for as if it were a pooling of interest.

At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation (and only in such an event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $22,890,000.

The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value, which remain unissued at June 30, 1995. In the event any preferred shares are issued, the Board of Directors is authorized to fix the designation, powers, preferences and rights of the shares and any qualifications, limitation or restrictions thereon.

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required was $3,342,000 at June 30, 1995.

 .    EMPLOYEE BENEFIT PLANS

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1994, the date of the latest actuarial valuation. Pension expense recorded for the year ended June 30, 1995 was $269,000. No pension expense was recorded for the two years ended June 30, 1994. Due to the Internal Revenue Service's full funding limit, contributions to the plan had not been required since June 1987. This plan provides pension benefits for substantially all of the Bank's employees.

The Bank has adopted an employee savings plan under which employees can contribute up to 12% of their annual salaries. The Bank will match, as a minimum, 25% of employees' contributions up to 6% of salaries. At the discretion of the Board of Directors, additional matching up to 100% can be made.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

Also, at the discretion of the Board of Directors, an officer and employee bonus can be paid based upon a predetermined formula based on earnings and net worth. For the years ended June 30, 1995, 1994 and 1993, the Bank expensed $150,000, $649,000 and $752,000 for the bonus arrangement. Amounts expensed by the Company under this bonus arrangement can be used to fund contributions to the Company's Employee Stock Ownership Plan (ESOP), or can be paid directly to employees.

As noted above, the Company has established an ESOP to provide Bank employees an opportunity to acquire shares of the Company's common stock. The costs of the ESOP are expensed by the Bank through contributions in amounts determined by the Board of Directors. These contributions are allocated among participants based upon compensation. The bank's contributions to the ESOP were $274,000, $690,000 and $117,710 for fiscal years 1995, 1994 and 1993, of which $16,810, $40,800 and
$68,960 (the amounts of interest incurred on the ESOP debt) are classified as interest expense. The ESOP borrowed $1,296,390 from a third party lender which was repayable over seven years and guaranteed by the Company. This loan was paid off in fiscal 1995. The loan was previously included in other liabilities on the Company's balance sheet and also as an offset in stockholders' equity. The Company had $676,000 of overnight deposits pledged as collateral for this loan at June 30, 1994. The proceeds from the loan were used to purchase 129,639 shares of the Company's common stock.

Also, in conjunction with the conversion, the Board of Directors of the Company established a Recognition and Retention Plan and Trust (RRP). The Company contributed $600,050 to the RRP for the purchase of 55,560 shares of Company common stock. Effective with the conversion on October 30, 1991, awards of grants for these shares were issued to various officers and employees of the Company. These awards vest at a rate of 20% per year commencing June 30, 1992. The unearned compensation portion of these stock awards is presented as a reduction of stockholders' equity.

The Board of Directors of the Company adopted (subsequently ratified by the stockholders), a Stock Option and Incentive Plan (Option Plan) with authorization to grant incentive stock options, non-qualified stock options, stock appreciation rights, limited stock appreciation rights and restricted stock. Upon the conversion, the Company reserved 185,198 shares of its common stock and also granted options to purchase 161,308 shares of common stock at $10 per share (the stock issuance price at conversion) to various officers and non-employee directors. These options are exercisable over a ten-year period. During 1995, 19,446 options were exercised. During 1994, options to purchase 17,170 shares were granted under this Option Plan to various officers at an exercise price of $23.06. No options were exercised during 1994. During 1993, 6,482 options were exercised and none awarded. At June 30, 1995, there were a total of 152,550 options outstanding at an average option price of $11.47 of which 121,745 were exercisable at that date.

 .    RESERVE FOR WARRANTY LOSSES

In the ordinary course of business, the Bank and UFC have liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights. Under certain circumstances, they may become liable for the unpaid principal and interest on defaulted loans (whether recourse or non-recourse) or other loans if there has been a breach of representations or warranties. While the Bank owned USM, USM originated, sold and serviced conventional single family residential loans through its offices in Santa Ana and Woodland Hills, California. UFC and USM customarily sold all of the loans that they originated to

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    RESERVE FOR WARRANTY LOSSES (CONTINUED)

buyers in the secondary market on a non-recourse basis, either as individual whole loans or as a packaged pool of loans. However, subsequent to the sale of the loans originated, UFC and USM remained potentially liable for losses incurred by a purchaser, including unpaid principal and interest, under certain representations and warranties made to the purchaser at the time of sale. In certain circumstances (for example, when the debtor made fraudulent misrepresentations to UFC and USM in the origination process), UFC and USM were liable for a purchaser's losses on a defaulted loan, regardless of whether the loan was recourse or non-recourse, if there had been breach of the representations and warranties made to the purchaser by UFC and USM. Such fraud might occur with respect to tax returns, employment verifications, and deposits and appraisals provided at the time of origination. In connection with the sale of USM on June 1, 1993, the Bank contractually assumed liabilities for losses to the buyer of USM and repurchase demands resulting from breaches of the representations and warranties. Moreover, in certain cases the Bank separately guaranteed USM's obligations to loan purchasers pursuant to guarantees signed by the Bank prior to the sale of USM. Of the $1.8 billion of loans originated by USM, the Company estimates the remaining balance of the loans to be approximately $1.3 billion. UFC originated approximately $640 million of loans from its inception in January 1993 through June 30, 1995.

At June 30, 1995, the Company had 15 warranty loss claims pending on loans with an unpaid principal balance of $3.2 million, with the estimated potential loss from these known claims and a claim expected to be made totaling $675,000. In addition to the pending claims, the Company has been notified that it may be required to repurchase up to $1.4 million of other problem loans. The Company's allowance for warranty losses was $2,537,000 at June 30, 1995, which management considers adequate to cover pending and future warranty claims for its mortgage banking operations.

A summary of the activity in the reserve for warranty losses follows:

     YEAR ENDED JUNE 30,            1995     1994     1993
                                  -------   ------   -----
     Beginning balance            $ 1,366   $    0   $   0
     Provision                      2,514    1,482     456
     Losses recognized             (1,343)    (116)   (456)
                                  -------   ------   -----
     Ending balance               $ 2,537   $1,366   $   0
                                  =======   ======   =====

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    COMMITMENTS AND CONTINGENT LIABILITIES AND FINANCIAL INSTRUMENTS WITH OFF
     BALANCE SHEET RISK

In the normal course of business there are outstanding commitments and contingent liabilities which are not included in the accompanying consolidated financial statements.

At June 30, 1995, the Bank, excluding UFC, had outstanding commitments to extend credit, which amounted to $3,400,000 consisting of $1,960,000 with adjustable rates and $1,440,000 with fixed rates ranging from 7.1% to 10.0%.

At June 30, 1995, UFC had commitments to fund loans of approximately $44,300,000 with fixed rates varying from 7.1% to 9.5%. UFC had commitments to sell all but $1,100,000 of these loans. Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to sell loans to permanent investors generally have fixed expiration dates or other termination clauses and may require payment of a fee. Also, external market forces impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

The Company is also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position or the results of operations of the Company.

The Bank has entered into employment contracts with six of its officers which provide for the continuation of salary and certain benefits for specified periods of time under certain conditions. Under the terms of the agreements, these payments could occur in the event of involuntary termination for other than cause following a change in control of the Company. The contingent liability under the agreements in the event of a change in control is approximately $1,300,000 at June 30, 1995 and 1994.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    BUSINESS SEGMENT INFORMATION

The Company's operations have been classified into two business segments: community banking and mortgage banking. The community banking segment involves primarily the traditional activities of obtaining retail deposits and the making of mortgage and other types of loans and other traditional community banking activities. The mortgage banking segment involves the making, purchasing, selling and servicing of one-to-four family and single family loans.

Financial information by business segment is summarized as follows:

                                            1995       1994      1993
                                          --------   --------  --------
Net Interest Income Before Provision
 for Loan Losses
   Community banking                      $ 13,300   $ 13,266  $ 14,728
   Mortgage banking                            371         66       336
                                          --------   --------  --------

                                          $ 13,671   $ 13,332  $ 15,064
                                          ========   ========  ========

Net Income Before Taxes
   Community banking                      $  3,071   $  4,994  $  7,860
   Mortgage banking                         (2,855)       757       184
                                          --------   --------  --------

                                          $    216   $  5,751  $  8,044
                                          ========   ========  ========

Total Assets
   Community banking                      $539,664   $493,848  $476,177
   Mortgage banking                         23,531     10,035    13,349
                                          --------   --------  --------

                                          $563,195   $503,883  $489,526
                                          ========   ========  ========

Loans Serviced for Others
   Community banking                      $ 59,305   $ 65,380  $ 56,800
   Mortgage banking                        539,945    596,600   730,470
                                          --------   --------  --------

                                          $599,250   $661,980  $787,270
                                          ========   ========  ========

The gain on the sale of the California mortgage bank subsidiary of $962,000 and $747,000 for 1994 and 1993 is included in the mortgage banking net income before taxes presented above. The significant pretax loss from mortgage banking for the year ended June 30, 1995 was due to the losses from UFC operations of $1,176,000 and the provision for warranty losses on loans previously sold by USM of $2,514,000.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

 .    FAIR VALUE OF FINANCIAL INSTRUMENTS

In December 1991, the Financial Accounts Standards Board issued Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. This standard extends the existing fair value disclosure practices for some instruments by requiring entities to disclose the fair value of financial instruments for which it is practicable to estimate fair value.
The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

CASH, CASH EQUIVALENTS AND FHLB STOCK

For these instruments, the carrying value on the reporting date is a reasonable estimate of fair value.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

For investment securities and mortgage-backed securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

LOANS AND LOANS HELD FOR SALE

For most residential mortgage loans and certain other homogeneous categories of loans, fair value is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit rates for the same remaining maturities.

DEPOSIT LIABILITIES

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

BORROWINGS

The carrying amount of short-term borrowings is a reasonable estimate of fair value. For long-term borrowings, the fair value is estimated using the rates currently offered for borrowings of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The carrying values of these items are not material to the Company's financial condition.

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

The carrying amount and estimated fair values of the Company's financial instruments at June 30, 1995 and 1994 are as follows:

                                                           1995                 1994
                                                     -----------------   ------------------
                                                     CARRYING    FAIR    CARRYING    FAIR
                                                      AMOUNT    VALUE     AMOUNT    VALUE
                                                     --------  -------   --------  --------
Financial assets:
  Cash and short-term investments                    $ 14,519  $ 14,519  $ 28,002  $ 28,002
  FHLB stock                                            7,852     7,852     6,101     6,101
  Investment securities                                     0         0    26,544    26,384
  Investment securities available for sale             36,265    36,265         0         0
  Mortgage-backed securities                                0         0   243,563   240,710
  Mortgage-backed securities available for sale       257,975   257,975         0         0
  Mortgage loans held for sale                         24,380    24,380     9,623     9,623
  Loans                                               201,781   203,240   167,917   169,252
  Interest receivable                                   4,306     4,306     2,955     2,955
  Deposits                                            359,572   358,471   382,916   380,903
  Short-term borrowings                               114,000   114,000    33,000    33,000
  Long-term borrowings                                 37,926    38,192    35,800    36,378
  Interest payable                                      2,298     2,298     1,424     1,424

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)


 .    CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                 CONDENSED STATEMENT OF FINANCIAL INFORMATION

      JUNE 30                                     1995      1994
      -------                                   -------   -------
      Assets
        Cash                                    $ 3,284   $   737
        Investments                                         6,718
        Investment in subsidiary                 38,313    37,481
        Other Assets                              1,347     1,182
                                                -------   -------

                                                $42,944   $46,118
                                                =======   =======

      Liabilities and Stockholders' Equity
        Accounts payable and accrued expenses   $  (496)  $  (267)
        Stockholders' equity                     43,440    46,385
                                                -------   -------

                                                $42,944   $46,118
                                                =======   =======

                  UF BANCORP, INC. AND SUBSIDIARY CORPORATIONS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)
                        (UNAUDITED WITH RESPECT TO 1995)

                         CONDENSED STATEMENT OF INCOME

YEAR ENDED JUNE 30                          1995      1994      1993
------------------                         -------   -------   -------
Income
  Dividends from subsidiary                $ 1,796   $ 5,149   $ 5,760
  Interest income                              166       176       210
                                           -------   -------   -------
    Total Income                             1,962     5,325     5,970
Expenses                                     1,048       331       415
                                           -------   -------   -------
Income before income tax benefit and
  equity in undistributed earnings of
  subsidiary                                   914     4,994     5,555
Income tax benefit                             300        53        70
                                           -------   -------   -------
Income before equity in undistributed
  earnings of subsidiary                     1,214     5,047     5,625
Equity in undistributed earnings of
  subsidiary                                (3,740)   (1,068)     (675)
                                           -------   -------   -------
  Net income (loss)                        $(2,526)  $ 3,979   $ 4,950
                                           =======   =======   =======

                       CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                           1995      1994      1993
------------------                         -------   -------   -------
Operating activities
  Net income (loss)                        $(2,526)  $ 3,979   $ 4,950
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities
    Equity in undistributed earnings of
      subsidiary                             3,740     1,068       675
    Amortization of unearned compensation      120       120       120
    Changes in other assets and accrued
      expenses                                (393)    1,034    (1,140)
                                           -------   -------   -------
      Net cash provided by operating
        activities                             941     6,201     4,605
                                           -------   -------   -------

Investing activities
  Purchase of investment securities                   (5,459)   (4,497)
  Proceeds from investment securities
    maturities                               6,718     3,320     2,034
  Investment in limited partnership                     (826)
  Capital contributed to Bank subsidiary    (5,000)
                                           -------   -------   -------
    Net cash provided (used) by investing
      activities                             1,718    (2,965)   (2,463)
                                           -------   -------   -------

Financing activities
  Net proceeds from issuance of stock          476
  Purchase of treasury stock                          (2,238)   (1,961)
  Cash dividends                              (923)     (788)     (748)
  Proceeds from exercise of stock options      194                  65
  Proceeds from tax benefits of ESOP,
    stock options and RRP                      141        93       104
                                           -------   -------   -------
    Net cash used by financing activities     (112)   (2,933)   (2,540)
                                           -------   -------   -------
Net increase (decrease) in cash              2,547       303      (398)

Cash, beginning of year                        737       434       832
                                           -------   -------   -------

Cash, end of year                          $ 3,284   $   737   $   434
                                           =======   =======   =======

                          INDEPENDENT AUDITOR'S REPORT


     Board of Directors
     UF Bancorp, Inc.
     Evansville, Indiana


     We have audited the consolidated statement of financial condition of UF Bancorp, Inc. and subsidiary corporations as of June 30, 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Union Security Mortgage, Inc., a wholly-owned subsidiary (sold effective May 31, 1993), which statements reflect net loss of $(549,000) for the eleven months ended May 31, 1993. Those statements were audited by other auditors who report has been furnished to us and our opinion, insofar as it relates to the amounts included for Union Security Mortgage, Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of UF Bancorp, Inc. and subsidiary corporations as of June 30, 1994 and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.

     As discussed in the Notes to Consolidated Financial Statements, the Company changed its method of accounting for income taxes on July 1, 1993.



     GEO. S. OLIVE & CO. LLC

     Evansville, Indiana
     August 7, 1994